Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.380)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20070328536-76
Filing Date and Time 05/10/2007 1:05 PM
Entity Number C1356-1975

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
Pursuant to NRS 78.380 - (Before issuance of Stock)

1. Name of the corporation:
Prevention Insurance.Com

2. The articles have been amended as follows (provide article number if available):
To increase the number of authorized shares 8 million additional shares of preferred stock at par value of .001 for a total of 10 million preferred shares and 100 mil common shares. 110 million shares for a combined total of authorized shares.

3. The undersigned declare that they constitute at least two-thirds of the incorporators ☐, or of the board of directors ☒ (check one box only).

4. Effective date of filing (optional): 05/09/ 07

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures ( If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.):

X /s/ Scott C. Goldsmith	X

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Ceritificate of Amended Articles
of Incorporation of Prevention
Insurance.Com Incorporated

The undersigned do hereby declare and certify the following:

1. That on the 17th day of April 2007, the duly Constituted Board of Directors of Prevention Insurance.Com, a Corporation organized and existing under the Laws of the State of Nevada adopted the following resolution:

Whereas the Board of Directors deem it advisable that the total authorized capital stock is increased 8,000,000 shares of additional preferred stock of .001 value for a total of 10 million preferred shares and 100,000,000 Common shares authorized a 110 mil. of combined shares in total. Resolved that the Board of Directors hereby deem it advisable that Article Fourth of the Articles of Incorporation be amended to read in its entirety as follows:

Fourth:   The amount of total authorized Capital stock of the corporation is one hundred and ten million shares of stock with no Par Value. All shares shall be entitled to equal voting power and rights, privileges. The Board will determine any division of profits or dividends that may be assigned to the common or preferred stock as it determines within its power. All stock shall be fully paid as issued and non-assussable there shall be no preemptive rights or cumulative voting privileges attached to this stock.

2. That on the 17th day of April 2007, a duly Noticed meeting of the Board of Directors was held and unanimously approving the above stated amendment to Article Fourth of the Articles of Incorporation of Prevention Insurance.Com Inc., a Corporation duly organized and existing under the Laws of the State of Nevada. The undersigned do further declare and certify that they have made and filed this certificate pursuant to the forgoing resolution duly noticed and vote of the board.

Dated this 17th day of April 2007

/s/ Scott C. Goldsmith
Scott C. Goldsmith, President

George T. Nassek, Director
(phone vote)